Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169943 on Form S-3 and Registration Statement No. 333-162223 on Form S-8 of our report dated February 25, 2011, relating to the consolidated financial statements of CreXus Investment Corp., and the effectiveness of CreXus Investment Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CreXus Investment Corp. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
New York, New York
February 25, 2011